Exhibit 99.1

News Release...	[LOGO OF POWER INTEGRATIONS]

Contact:
John Cobb	Ellen Brook
Chief Financial Officer	(650) 470-0200
(408) 414-9655	ellen@stapleton.com

Power Integrations Reports Record Revenues in Third Quarter

Net Income More Than Doubled Year-Over-Year

SAN JOSE, Calif.—Oct. 22, 2003—Power Integrations, Inc. (NASDAQ:POWI) today announced financial results for its third quarter ended Sept. 30, 2003.

Net revenues for the third quarter of 2003 were $34.5 million compared with $28.2 million in the same period a year ago and $29.8 million in the second quarter of 2003. Net income for the third quarter was $4.8 million, or $0.15 per diluted share. This compares with net income of $2.3 million, or $0.08 per diluted share in the third quarter of 2002 and net income of $4.2 million, or $0.13 per diluted share in the second quarter of 2003.

“We are thrilled to report record revenues, which are 15% higher than our previous record set before the downturn,” said Balu Balakrishnan, president and chief executive officer of Power Integrations. “Our diversification and market penetration strategies have been instrumental in our market share growth and in growing revenues to these record levels. In the quarter, revenues were strong across all three of our major markets.

“While revenues grew 23 percent year over year, net income more than doubled, which was driven by manufacturing cost reductions and our operating leverage. We increased our operating margin to 18.7% in the third quarter and we expect to reach an operating margin of 20% in the fourth quarter,” said Mr. Balakrishnan.

In the third quarter, Power Integrations achieved strong market share growth in several key target applications: PC standby, set-top boxes, home appliances, LCD monitors and DVD players. PC standby revenue grew 51 percent year over year, which was primarily driven by the one-watt initiative. The company also increased its patent portfolio to a total of 72 U.S. and 58 foreign patents.

Future Outlook

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.

The company expects revenues in the fourth quarter to be flat to up 4 percent sequentially. Gross margin is expected to be in the range of 49 to 50 percent. Operating expenses are expected to be relatively flat sequentially. Earnings per diluted share in the fourth quarter are expected to be in the range of $0.16 to $0.18.

The company expects 2003 revenues to increase 18 to 20 percent from 2002 revenues. Gross margin for the year is expected to be in the range of 49 to 50 percent. Earnings per share for 2003 are expected to be in the range of $0.57 to $0.59. Revenue mix by market for 2003 is expected to be as follows: Communications 37 percent; Consumer 27 percent; Computer 23 percent; Industrial 8 percent; and Other 5 percent.

Conference Call

Power Integrations will broadcast its conference call discussion of its third quarter fiscal 2003 financial results and other developments for the company live over the Internet on Wednesday, October 22, 2003, beginning at 1:30 P.M. PT (4:30 P.M. ET). Interested parties may access the conference call over the Internet through the Investor Relations section of the Power Integrations web site at www.powerint.com. To listen to the live call, please go to the web site at least 15 minutes early to download and install any necessary audio software. A replay of the conference call will be indexed and archived on the company’s site and will be available two hours following completion of the event.

In addition, participants can access the conference call by dialing 800-289-0468. A replay of the call will be available until October 29, 2003 at 7:00 P.M. PT. To access the recording, please dial 888-203-1112. The passcode for the replay is 260809.

Safe Harbor Statement

This press release contains forward-looking statements, which reflect management’s current forecast of the company’s future business and financial performance. These forward-looking statements are based on current information, which we have assessed, but which by its nature, is subject to rapid and even abrupt changes. Forward-looking statements are denoted by the use of such words and phrases as “expect”, “outlook” and similar words and phrases that look toward future events or performance. Actual results could differ materially from those projected or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. These risks include, but are not limited to, changes and shifts in customer demand away from products that integrate the company’s ICs to products that do not; our ability to maintain and establish strategic relationships; the effects of competition; the risks inherent in the development and delivery of complex technologies; our ability to attract, retain and motivate qualified personnel; the emergence of new markets for our products and services; our ability to compete in those markets based on timeliness, cost and market demand; and our limited financial resources. In addition, new product introductions are subject to the risks and uncertainties that typically accompany development and delivery of complex technologies to the market place, including product development delays and defects. We more fully discuss these and other risk factors in the company’s most recent report on Form 10-K filed with the Securities and Exchange Commission on March 21, 2003. The company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

About Power Integrations

Power Integrations, Inc. is a leading supplier of high-voltage analog integrated circuits for use in AC to DC and DC to DC power conversion. For more information, visit the company’s web site at: www.powerint.com or contact the company at 5245 Hellyer Ave., San Jose, Calif. 95138; (408) 414-9200.

POWER INTEGRATIONS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	September 30, 2003	December 31, 2002
ASSETS
CURRENT ASSETS:
Cash, cash equivalents	$117,942	$77,524
Short-term investments	12,172	31,876
Accounts receivable	11,944	8,522
Inventories	19,831	15,028
Deferred tax assets	6,064	6,064
Prepaid expenses and other current assets	4,440	1,672

Total current assets	172,393	140,686
PROPERTY AND EQUIPMENT, net	24,436	21,008

	$196,829	$161,694

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of capitalized lease obligations	$93	$233
Accounts payable	7,865	7,727
Accrued payroll and related expenses	4,530	4,389
Taxes payable	4,246	4,412
Other accrued liabilities	652	816
Deferred income on sales to distributors	2,789	2,718

Total current liabilities	20,175	20,295

LONG TERM LIABILITIES:
Capitalized lease obligations, net of current portion	—	41
Deferred rent	813	725

Total long term liabilities	813	766

STOCKHOLDERS’ EQUITY:
Common stock	30	28
Additional paid-in capital	111,866	89,473
Cumulative translation adjustment	(118)	(117)
Retained earnings	64,063	51,249

Total stockholders’ equity	175,841	140,633

	$196,829	$161,694

POWER INTEGRATIONS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	THREE MONTHS ENDED SEPTEMBER 30		NINE MONTHS ENDED SEPTEMBER 30
	2003	2002	2003	2002
NET REVENUES
Product sales	$33,986	$27,712	$92,092	$77,963
License fees and royalties	539	456	1,323	1,023

Total Net Revenues	34,525	28,168	93,415	78,986
COST OF REVENUES	18,222	16,328	46,908	45,454

GROSS PROFIT	16,303	11,840	46,507	33,532

OPERATING EXPENSES:
Research and development	4,287	3,561	12,552	10,817
Sales and marketing	3,846	3,756	11,811	10,803
General and administrative	1,701	1,600	5,132	4,581

Total Operating Expenses	9,834	8,917	29,495	26,201

INCOME FROM OPERATIONS	6,469	2,923	17,012	7,331

OTHER INCOME, net	129	365	785	1,265

INCOME BEFORE PROVISION FOR INCOME TAXES	6,598	3,288	17,797	8,596
PROVISION FOR INCOME TAXES	1,847	986	4,983	2,579

NET INCOME	$4,751	$2,302	$12,814	$6,017

EARNINGS PER SHARE:
Basic	$0.16	$0.08	$0.44	$0.21

Diluted	$0.15	$0.08	$0.41	$0.20

SHARES USED IN PER SHARE CALCULATION:
Basic	29,670	28,451	29,225	28,298

Diluted	32,153	29,074	31,350	29,494